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                                                                     Exhibit 1.3
              SECOND AMENDMENT TO AGREEMENT TO PURCHASE REAL ESTATE

         This Second Amendment to Agreement to Purchase Real Estate ("Second Amendment") is made this 26th day of September, 2002, by and between Glimcher Properties Limited Partnership, a Delaware limited partnership ("Seller"), having offices at 20 South Third Street, Columbus, Ohio 43215, and 20/20 Management Company, Inc. ("Purchaser"), having offices at 10210 North Central Expressway, Suite 410, Dallas, TX 75231.

         WHEREAS, Seller and Purchaser have entered into that certain Agreement to Purchase Real Estate dated June 6, 2002, as amended by First Amendment to Agreement to Purchase Real Estate dated August 29, 2002 ("First Amendment") (collectively, the "Purchase Agreement"); and

         WHEREAS, Seller and Purchaser have agreed to amend the Purchase Agreement in accordance with the terms and conditions of this Second Amendment.

         NOW THEREFORE, Seller and Purchaser, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Seller and Purchaser, hereby agree to amend the Purchase Agreement as follows:

         1. Capitalized terms not otherwise defined in this Second Amendment shall have the meanings therefor set forth in the Purchase Agreement.

         2. Seller and Purchaser understand that Existing Lender Jackson National Life Insurance Company ("Jackson") has agreed or will agree to the pay-off of Jackson's Existing Loan based on the payment of a prepayment premium or yield maintenance for the balance of the outstanding principal balance (less five percent (5%) of the outstanding principal balance) based upon the yield of the comparable Treasury index, plus 275 basis points ("Yield Maintenance"), and on such other terms as may be set forth in a letter agreement or other document signed by Jackson and approved by both Seller and Purchaser (the "Payoff Letter"). Seller and Purchaser agree that no rights shall be exercised under the Payoff Letter, and no modifications shall be made thereto, that would, in either case, adversely affect Purchaser, without the consent of both Seller and Purchaser.

         3. Seller and Purchaser agree to share the cost of the Yield Maintenance at Closing as follows: (a) if the Yield Maintenance is exactly $7,262,860.00, Purchaser agrees to pay the amount of Five Million Nine Hundred Thousand Dollars ($5,900,000.00); and Seller agrees to pay the amount of One Million Three Hundred Sixty-two Thousand Eight Hundred Sixty Dollars ($1,362,860.00); (b) if the Yield Maintenance is less than $7,262,860.00, Purchaser shall pay $5,900,000.00 minus
                  88.63% of the savings (i.e., the amount by which the actual Yield Maintenance is less than $7,262,860.00), and Seller shall pay $1,362,860.00 minus 11.37% of the savings; and (c) if the Yield
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                  Maintenance is more than $7,262,860.00, (i) each party shall pay at least the amount specified in clause (a), and (ii) the excess amount of Yield Maintenance shall be paid by the parties in such proportions as they may agree, and if they cannot agree, by the Closing Date set forth in Section 4 below, on the payment of the excess amount of the Yield Maintenance, either party may terminate the Purchase Agreement at any time thereafter (whereupon all Deposits then being held by the Escrow Agent will be refunded to Purchaser), it being a condition to both parties' obligation to Close on the Remaining Properties that their respective shares of the Yield Maintenance not exceed the amounts set forth in clause (a) of this Section 3. Subject to the provisions of Sections 7 and 8 of this Second Amendment, Seller and Purchaser agree to Close if, on the Closing Date as established by this Second Amendment, the Yield Maintenance does not exceed Seven Million Two Hundred Sixty-two Thousand Eight Hundred Sixty Dollars ($7,262,860.00).

         4. The Closing Date shall be the earlier of: (a) the date set forth therefor in the Purchase Agreement, as amended hereby; or (b) such earlier date as is requested by Purchaser.

         5. Purchaser may extend the Closing Date for the Remaining Properties from September 30, 2002, to October 31, 2002, by giving written notice to Seller, and depositing with the Escrow Agent an additional Deposit in the amount of One Million Dollars ($1,000,000.00), on or before September 30, 2002. If Closing on the Remaining Properties does not occur by October 31, 2002, then, unless extended by Purchaser as set forth in Section 6 of this Second Amendment, the Purchase Agreement shall automatically terminate without further obligation of either party, and all Deposits then being held by the Escrow Agent will be refunded to Purchaser.

         6. If Purchaser extends the Closing Date as provided in Paragraph 5 of this Second Amendment, and the Closing does not occur on or before October 31, 2002, then Purchaser may extend the Closing Date from October 31, 2002, to November 30, 2002, by giving written notice to Seller, and depositing with the Escrow Agent an additional Deposit in the amount of Five Hundred Thousand Dollars ($500,000.00), on or before October 31, 2002. If Closing on the Remaining Properties does not occur by November 30, 2002, the Purchase Agreement shall automatically terminate without further obligation of either party, and all Deposits then being held by the Escrow Agent will be refunded to Purchaser.

         7. If Jackson refuses to allow a prepayment of the Jackson Loan as provided in Section 2 of this Second Amendment, Purchaser will be entitled to terminate the Purchase Agreement, in which event both parties shall be relieved of any further obligation thereunder, and all Deposits then being held by the Escrow Agent will be refunded to Purchaser.

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         8.       Notwithstanding any other provision of this Agreement to the contrary, Purchaser will be entitled to terminate this Agreement, and receive a refund of the Deposits then held by the Escrow Agent, in the event it is unable to obtain financing of the purchase price of the Remaining Properties ("Purchaser's New Financing") on terms reasonably satisfactory to Purchaser, on or before the Closing Date. In such event, both parties shall be relieved of any further obligation under the Purchase Agreement.

         9. In addition to the methods for giving notice set forth in the Purchase Agreement, any notice required or permitted under this Second Amendment may be given by facsimile or e-mail to the fax numbers or e-mail addresses set forth below.

         10. Except as expressly modified herein, the terms and conditions of the Purchase Agreement remain in full force and effect.

         11. This Second Amendment shall inure to the benefit of and be binding upon the parties hereto, and their successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date set forth in the first paragraph of this Agreement.

SELLER:                                              ADDRESSES:
GLIMCHER PROPERTIES                        20 South Third Street
LIMITED PARTNERSHIP                        Columbus, Ohio 43215
a Delaware limited partnership             Fax: 614-621-8863
                                           E-mail:  gschmidt@glimcher.com

By: Glimcher Properties Corporation,
    a Delaware corporation
    its general partner


         By:    \s:  George A. Schmidt
             --------------------------------
             George A. Schmidt
             Executive Vice President



With a copy to:                            20 South Third Street
                                           Columbus, Ohio 43215
Glimcher Properties Limited Partnership    Fax:  614-621-9321
Attn: William G. Cornely                   E-mail: bcornely@glimcher.com

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PURCHASER:

20/20 Management Company, Inc.,            10210 N. Central Expressway
a Texas corporation                        Suite 410, Lockbox 21
                                           Dallas, Texas 75231
By:         \s:  Lawrence B. Vineyard      Fax:  214-373-7542
         ----------------------------
         Lawrence B. Vineyard              E-mail: lvineyard@dunhillpartners.com
         Vice President

                                           WITH COPY TO:

                                           J. Cullen Aderhold
                                           McGuire, Craddock & Strother, P.C.
                                           500 N. Akard Street, Suite 3550
                                           Dallas, Texas 75201
                                           Fax:  214-954-6868
                                           E-mail: caderhold@mcguirecraddock.com

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